	Significant Subsidiaries of Citigroup	Exhibit 21.01

       In accordance with SEC rules, the following is a list of Citigroup’s subsidiaries as of December 31, 2023, other than those subsidiaries, considered in the aggregate as a single subsidiary, that would not constitute a “significant subsidiary” as of December 31, 2023.

This list of subsidiaries will change from year-to-year as a result of changes in Citigroup’s and its subsidiaries’ results of operations and financial condition, legal entity consolidations and any sales and other dispositions of Citigroup’s subsidiaries. Accordingly, this list is not representative of the total number of subsidiaries that Citigroup may have at any given time.
Subsidiary Level (a)	Subsidiary	Jurisdiction Name

1	Citicorp Banking Corporation	Delaware
2	Associates First Capital Corporation	Delaware
3	CitiFinancial Credit Company	Delaware
1	Citicorp LLC	Delaware
2	Citi GSCP Inc.	Delaware
3	TRV Investments LLC	Delaware
4	COHM Overseas Mexico Holding, S. de R.L. de C.V.	Mexico
5	Citicorp (Mexico) Holdings LLC	Delaware
6	Grupo Financiero Citibanamex, S.A. de C.V.	Mexico
7	Banco Nacional de Mexico, S.A., integrante del Grupo Financiero Banamex	Mexico
8	Tarjetas Banamex, S.A. de C.V., SOFOM, E.R.,Integrante del Grupo Financiero Banamex	Mexico
7	Citibanamex Afore, S.A de C.V., integrante del Grupo Financiero Citibanamex	Mexico
7	Citibanamex Seguros, S.A. de C.V., Integrante del Grupo Financiero Citibanamex	Mexico
2	Citibank, N.A.	United States
3	Citibank (China) Co., Ltd.	China
3	Citibank Kazakhstan JSC	Kazakhstan
3	Citibank Overseas Investment Corporation	United States
4	Citi Investments Bahamas Ltd.	Bahamas
5	Citi Overseas Holdings Bahamas Limited	Bahamas
6	Citibank Europe plc	Ireland
7	Bank Handlowy w Warszawie S.A.	Poland
6	Citibank Holdings Ireland Limited	Ireland
6	Citigroup Asia Pacific Holding LLC	Delaware
7	Banco Citibank S.A.	Brazil
5	Citigroup Holding (Singapore) Private Limited	Singapore
6	Citibank Berhad	Malaysia
6	Citibank (Hong Kong) Limited	Hong Kong
6	Citibank Singapore Limited	Singapore
6	Citicorp International Limited	Hong Kong
6	Citicorp Investment Bank (Singapore) Limited	Singapore
4	Citi Overseas Investments Bahamas Inc.	Bahamas
4	Citibank Korea Inc.	South Korea
4	Citibank Taiwan Ltd.	Taiwan
4	Citibank-Colombia S.A.	Colombia
4	Citicorp Services India Private Limited	India
4	Citigroup Chile SpA	Chile
4	Citigroup Netherlands B.V.	Netherlands

5	AO Citibank	Russia
4	Citigroup Pty Limited	Australia
4	Citigroup Services and Technology (China) Limited	China
3	Citicorp USA, Inc.	Delaware
4	Citi Retail Services LLC	Delaware
3	CitiMortgage, Inc.	New York
2	Citigroup Japan Holdings G.K.	Japan
3	Citigroup Global Markets Japan Inc.	Japan
1	Citigroup Global Markets Holdings Inc.	New York
2	Citigroup Financial Products Inc.	Delaware
3	Citigroup Energy Inc.	Delaware
3	Citigroup Global Markets Europe Finance Limited	England
4	Citigroup Global Markets (International) Finance GmbH	Switzerland
5	Citigroup Global Markets Overseas Finance Limited	Cayman Islands
6	Citigroup Global Markets Hong Kong Holdings Limited	Hong Kong
7	Citigroup Global Markets Asia Limited	Hong Kong
3	Citigroup Global Markets Holdings Bahamas Limited	Bahamas
4	Citigroup Global Markets Limited	England
5	Citigroup Global Markets Europe AG	Germany
3	Citigroup Global Markets Inc.	New York

(a) Indicates the number of subsidiaries levels the subsidiary resides beneath Citigroup Inc.